Exhibit(i)

August 28, 2003                                         John W. Gerstmayr
                                                        (617) 951-7393
                                                        jgerstmayr@ropesgray.com





Value Equity Trust
Two International Place
Boston, MA  02110

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by Value Equity Trust (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares") of Scudder Tax Advantaged Dividend Fund (the "Fund"). The Shares are proposed to be sold pursuant to Underwriting and Distribution Services Agreements (each a "Distributor's Contract") between the Trust and Scudder Distributors, Inc.

We did not act as counsel for the Trust in connection with matters related to its initial organization and have relied with respect to those matters on opinions of counsel heretofore filed as exhibits to the Registration Statement. We have acted as counsel for the Trust in connection with the designation and organization of the Fund. We are familiar with the actions taken by the Trust's Trustees to authorize this issuance of the Shares. We have examined the Trust's records of Trustee and shareholder action, its Bylaws, and its Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

We are of the opinion that the Trust is authorized to issue an unlimited number of Shares and that when the Shares are issued and sold pursuant to the Distributor's Contracts, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that notice of such disclaimer may be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for allocation of the assets and liabilities of the Trust among

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Value Equity Trust                   -2-                        August 28, 2003




its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/Ropes & Gray
Ropes & Gray